Exhibit 10.2

MASTER CONFIDENTIALITY AND JOINT DEVELOPMENT AGREEMENT
This Master Confidentiality and Joint Development Agreement (“Agreement”) is by and between Momentive Specialty Chemicals Inc., with a principal place of business at 180 East Broad Street, Columbus, Ohio 43215 (“MSC”), and Momentive Performance Materials Inc., with a principal place of business at 22 Corporate Woods Boulevard, Albany, NY 12211 (“MPM”). The effective date of this Agreement is October 1, 2010 (“Effective Date”).
RECITALS
WHEREAS, MSC makes and sells epoxy, phenolic and coating products and materials, as well as forest products, and has developed, and continues to develop, proprietary technology and intellectual property relating to such products and materials, the manufacture of such products and materials and the use of such products and materials in a wide variety of end-use applications;
WHEREAS, MPM makes and sells silicones, quartz and ceramics products and materials, and has developed, and continues to develop, proprietary technology and intellectual property relating to such products and materials, the manufacture of such products and materials and the use of such products and materials in a wide variety of end-use applications;
WHEREAS, MSC and MPM are Affiliates, although separate legal entities, and are both commonly indirectly owned by Momentive Performance Materials Holdings LLC;
WHEREAS, MSC and MPM mutually desire to cooperate with each other from time to time in the exchange of confidential information and proprietary technology and/or in the joint development of certain technology and/or products as the Parties mutually deem appropriate throughout the life of this Agreement; and
WHEREAS, in the event that new technology, products, materials and the like, including any resulting intellectual property related thereto, are developed under this Agreement, MSC and MPM desire to set forth their respective rights regarding the ownership and use of such technology, products, materials and associated intellectual property.
NOW, THEREFORE, in consideration of the material covenants and promises set forth herein the receipt and sufficiency of which is hereby agreed and acknowledged, the Parties agree as follows:
1.Definitions.
1.1 “Affiliate” means any entity that directly or indirectly owns, is owned by, or is under the common ownership with a Party, at any time during the term of this Agreement. “Owns”, “owned” or “ownership” means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation's voting securities, or a comparable equity or other ownership interest in any other type of entity; provided that for the purposes of this Agreement, MPM and its Affiliates shall not constitute Affiliates of MSC or its Affiliates, and vice-versa.
1.2 “Change of Control” means the occurrence of any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of either of MSC or MPM to any entity or group, together with any Affiliates thereof; (b) consummation of a sale of capital stock, merger, consolidation, reorganization or other transaction (or series of related transactions) involving either of MSC or MPM following which the direct or indirect beneficial owners of the applicable Party (or any of them) as of the date hereof do not hold, collectively, capital stock or other securities of the surviving corporation (i) with voting power to elect a majority of the surviving entity's board of directors or equivalent, or (ii) representing a beneficial interest in the surviving entity equal to at least a majority thereof or (c) any other transaction the result of which is that MPM shall no longer constitute an Affiliate of MSC. For purposes of this definition, no effect shall be given to the proviso to the definition of "Affiliate" set forth in Section 1.1.
1.3 “Confidential Information” means any technical or commercial information or data, trade secrets, know-how, etc., of either Party or their respective Affiliates whether or not marked or stamped as confidential, including without limitation, Technology, Invention(s), Intellectual Property Rights, Independent Technology and any samples of products, materials or formulations including, without limitation, the chemical identity and any properties or specifications related to the foregoing. Any Development Program Technology, MPM Work Product, MSC Work Product, Hybrid Work Product, Prior End-Use Work Product and/or Shared Development Program Technology shall be Confidential Information of the Party that owns the subject matter under the terms set forth in this Agreement.
1.4 “Development Program” means research and development programs that are mutually agreed upon from time to time by the Parties in accordance with the terms of this Agreement and described in a Development Program Form attached as Exhibit A to this Agreement.
1.5 “Development Program Form” means the form described in Section 3.
1.6 “Development Program Technology” means Technology that is not Independent Technology and that is conceived by at least one representative of a Party or a Party's Affiliates, either solely or jointly, after the Effective Date and before any expiration and/or termination of this Agreement and directly attributed to work performed under any Development Program under this Agreement.
1.7 “Effective Date” means the date first written above.
1.8 “Hybrid Product” shall have the meaning set forth in Section 7.2 (c).
1.9 “Hybrid Work Product” shall have the meaning set forth in Section 7.2 (c).
1.10 “Independent Technology” means Technology and associated Intellectual Property Rights owned solely by a Party, which is conceived prior to the Effective Date and/or at any time outside of the course of a Development Program, provided, where such conception occurred after the Effective Date, the owning Party made no use of or reliance upon the other Party's Technology for such conception or any subsequent reduction to practice.
1.11 “Intellectual Property Rights” means all worldwide utility and design patents, patent applications, and rights associated therewith, including any divisionals, continuations, continuations in part, reissues and reexaminations thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction, as well as all know-how, trade secrets, proprietary information, technical data and the like.
1.12 “Invention” means any invention, improvement, know-how, development, or discovery whether patentable or not.
1.13 “MPM Materials” means: (i) chemical substances whether molecular or formulated and whether polymeric, monomeric or elemental which are based on the element silicon; (ii) sealants and adhesives, and adhesion promoters; (iii) catalytic materials including, without limitation, those based on the elements or species tin, amines, nickel, platinum, titanium and palladium; (iv) urethane additives and formulations containing the same; (v) additives for personal care products and resulting formulations; (vi) coatings; (vii) cross-linking agents and coupling agents; (viii) hardcoat formulations; (viii) ceramic powders for industrial use in the manufacture of a wide variety of goods; (ix) thermal management products for use in heat transfer applications; (x) ceramic parts and coated articles, electric resistance heating elements, and related components for use in various industrial processes; (xi) fabricated articles made from fused silica, fused quartz or glass for use in the semiconductor, electronics, metallurgical, thin film and other industries; (xii) ceramic heaters and heater assemblies; (xii) metal carbide coatings; and (xiii) synthetic silicone dioxide and modifications thereof.
1.14 “MPM Work Product” shall have the meaning set forth in Section 7.2 (a).
1.15 “MSC Materials” means (i) epoxy resins curing agents and modifiers for use across a wide range of applications including coatings, laminates, composites and adhesives; (ii) adhesives for use in engineered wood products; (iii) formaldehyde and derivatives including hexamine, methaform and urea concentrates; (iv) mortar chemicals including liquid latexes, redispersible latex powders and other additives; (v) moulding compounds including epoxies, phenolics, melamine-phenolics and unsaturated polyesters; (vi) resin coated proppants; (vii) phenolic and amino resins including phenolic novolac, resole, powder resin solutions and water-based solutions; (viii) tackifier resins and pine chemicals for use in hot melt adhesives, road marking applications and pressure-sensitive and non-pressure-sensitive adhesives; (ix) textile and non-woven resins; (x) UV curable resins for fiber optic applications; (xi) VERSATIC acid and derivatives; (xii) wax products and additives for use in coatings, composites and gypsum panels; and (xiii) wood composite binders for use in plywood and laminated veneer lumber, particleboard, MDF and oriented strand board.

1.16 “MSC Work Product” shall have the meaning set forth in Section 7.2 (b).
1.17 “Party” or “Parties” means, subject to Section 2, either MSC or MPM individually, or both MSC and MPM, as the text would warrant.
1.18 “Person” means any individual, corporation, partnership, association, trust, governmental authority or other entity or organization.
1.20    “Previously Commercialized Party” shall have the meaning set forth in Section 1.21.
1.21    “Prior End-Use Work Product” means (i) Hybrid Product or (ii) the use of any products, materials, formulations and the like that are made from or include any Hybrid Product, in each case that can be used in an end-use application that has been commercially exploited by one Party and/or a Party's Affiliate (but not both of the Parties including their respective Affiliates) prior to the Effective Date. The Party (including their respective Affiliates) who has previously commercialized such end-use application will be referred to as “Previously Commercialized Party”.
1.22    “Purpose” shall have the meaning set forth in Section 2.
1.23    “Royalty Obligations” means payment obligations, whether as up-front payments, royalties, license maintenance fees, milestone payments or any other consideration, for any royalty-bearing license granted in this Agreement that has been reasonably negotiated by the Parties through arm's-length good faith negotiation and agreement through the Steering Committee as provided in Section 7.4. In a scenario where the Parties have agreed to jointly pursue a commercial opportunity and the licensor Party has decided, in its sole discretion, that its participation in the joint opportunity will provide it with sufficient value, the licensor Party may decide, in its sole discretion, that a reasonable royalty is one dollar or other nominal amount. The Royalty Obligations may be agreed upon as part of a Development Program Form, an amendment to this Agreement or any other writing executed between the Parties.
1.24    “Shared Development Program Technology” means Development Program Technology that (i) did not evolve into MPM Work Product or MSC Work Product, (ii) is not Prior End-Use Work Product or (iii) does not meet the criteria set forth in Section 7.2(c)(i) through (v).
1.25    “Steering Committee” means the committee described in Section 6.2.
1.26    “Technology” means all tangible or intangible know-how, knowledge, concepts, procedures, schematics, trade secrets, technical information and data, ideas, processes, inventions, technology, discoveries, improvements, methods, compositions, formulae, techniques, test results, devices, designs, and/or manufacturing specifications and procedures, strategic business information, financial information, and any information regarding sources and prices for raw materials, subassemblies, parts and manufacturing services.
2. Agreement Subject Matter. It is expected that the Parties will be exchanging Confidential Information with each other: (i) during their mutual evaluation of potential opportunities to collaborate with each other in the commercial exploitation of their respective products and technologies, (ii) during any cooperative research and development of newly developed products and technologies, and (iii) during the commercial phase of any cooperative exploitation of a Party's products and/or technologies. In addition, it is expected that the Parties will also exchange Confidential Information during the planning for and delivery of services pursuant to that certain Shared Services Agreement, effective October 1, 2010, subscribed to by, among other parties, MPM and Hexion Specialty Chemicals Inc. (predecessor company to MSC). Accordingly, this Agreement sets forth the terms and conditions for the disclosure, receipt and use of the other Party's Confidential Information and also sets forth the terms and conditions for any cooperative development activities that the Parties may mutually decide to pursue. All of the activities and exchanges of Confidential Information described in this Section 2 shall be referred to as the “Purpose.” For the purpose of clarity, each Party will be engaging in activities to achieve the Purpose either by itself or with the assistance of, or through, one or more of its Affiliates. Therefore, the term “Party” (or “Parties”) or MPM or MSC in this Agreement shall mean the applicable Party and its respective Affiliates, as the context requires. As an exception, the foregoing shall not apply to Section 7.2 since it is intended that only MPM or MSC shall become owners of the subject matter, materials and/or products contemplated therein.
3. Development Program. During the life of this Agreement, it is anticipated that the Parties will meet from time to time to explore opportunities to collaborate with each other under a Development Program to develop new products and/or technology that could potentially benefit the Parties. If, as a result of these meetings, the Parties mutually agree to pursue a Development Program, the Parties will work in cooperation, through the Steering Committee or as otherwise agreed by the Parties, to define goals and objectives of such Program and, thereafter, the scope of work, milestones and timelines of the Development Program. The Parties shall also define the roles and responsibilities of each Party, and nominate program leaders from each of their respective organizations, as further described in Section 6, who will work with each other to oversee and manage the establishment and implementation of the Development Program and jointly develop protocols for the exchange of experimental plans, technical program data and reporting periodic progress reviews. All of the foregoing activities, etc. will be described in a separate written Development Program Form, substantially in the form attached hereto as Exhibit A (Development Program Form). Each Development Program Form shall be signed by a duly authorized representative of each Party and maintained by the Parties in a separate database and/or in the file where this Agreement is maintained. Each Party agrees to regularly share data and information generated as a result of each Development Program undertaken hereunder, and to promptly notify the other Party of any new Development Program Technology, including without limit, any Invention conceived or reduced to practice in the course of a Development Program. For the purpose of clarity, in the event that any joint development activity or initiative is carried out by the Parties and, in so doing, the Parties fail to complete and execute a Development Program Form, such activity will nevertheless be subject to all of the terms and conditions of this Agreement and such failure will not relieve a Party or the Parties from complying with this Agreement.
4. Information Sharing.
4.1 In order to coordinate and direct their respective research and development activities under any Development Program, the Parties, through their respective program leaders, will meet on a monthly basis, or as otherwise deemed necessary by the Parties. During these monthly meetings, the Parties will review the activities undertaken in connection with any ongoing Development Programs, report on the progress towards achieving any established goals and objectives and/or any perceived challenges or impediments to achieving such objectives, discuss the status of the scope of work and any associated milestones and timelines and make adjustments to the scope of work, milestones and/or timelines as deemed necessary or beneficial. It is expected that these monthly meetings will take place by telephone unless the Parties mutually agree otherwise.
4.2 The Parties shall jointly prepare a written report every three (3) months during the life of any Development Program that outlines all research and development activities that have transpired, the current status of such activities, any relevant conclusions, future activities under contemplation, and any proposed changes to the R & D scope, milestones and/or timelines. The report shall also include a clear explanation and documentation of any inventions, discoveries, improvements, etc. that have been made, as well as any conception records generated in the manner set forth in Section 7.9 (d).
5. Financial Terms. Unless otherwise decided by the Steering Committee and subsequently memorialized in a writing signed by the Parties' respective duly authorized representatives, the Parties shall bear their respective costs relating to performance under this Agreement without any financial obligation to the other and neither Party shall be entitled to any reimbursement from the other Party for costs it incurs in support of any Development Program.
6. Management of Joint Development Activities/Steering Committee.
6.1 Both MPM and MSC would each appoint one (1) individual from their respective organizations to act as a Program Leader for each Development Program that is pursued under this Agreement. The Program Leaders so appointed would be responsible for: (i) establishing an R & D team (composed of personnel having the requisite level of experience to properly and efficiently implement the Development Program); (ii) developing an R & D plan pursuant to the general guidelines set forth in Sections 2 and 3; (iii) overseeing the day-to-day management and implementation of the Development Program on behalf of MPM and MSC; and (iv) coordinating the exchange of routine Development Program-related communications between MPM and MSC. The Program Leaders would be further responsible for establishing a patent development strategy including, among other things, patent procurement targets, to protect all Development Program Technology. In addition, the Program Leaders will prepare an outline detailing proposed ownership of patents and patent applications, consistent with the ownership provisions of Section 7.2, that are likely to evolve from the Development Program on or before six (6) months from the date of commencement of the Development Program in question. This outline will, in turn, be reviewed by the Steering Committee and adopted or modified, as the Steering Committee deems appropriate. As a Development Program approaches its latter stages and the Parties have established an understanding of the potential value associated with the Development Program Technology and other work product resulting from a Development

Program, the Program Leaders will prepare a proposed business model or value-sharing proposition for consideration by the Steering Committee. In the event that the Parties decide, by mutual agreement or Steering Committee determination, that a particular Development Program would be executed and managed more efficiently by one of the Program Leaders due to his or her prior experience in the targeted subject matter area, the Parties, or the Steering Committee, may nominate one of the Program Leaders to serve as the managing Program Leader for that particular Development Program.
6.2 Both MPM and MSC would each appoint three (3) individuals from their respective organizations to form a Steering Committee; one (1) individual should be a senior-level representative selected from the marketing/commercial group, one (1) individual should be a senior-level representative selected from the technology group and the third individual can be selected as a Party deems appropriate. In general, the functions of the Steering Committee would be to provide strategic direction to the Program Leaders and make informed decisions regarding the direction, management and implementation of the Development Program(s). Each Party, in its sole discretion, would be permitted to change its own Steering Committee members by providing written notice to the other Party, along with an explanation of why the change is being made.
6.3The Steering Committee would meet in person at least two (2) times per year or as otherwise deemed necessary. The location of meetings would alternate between MPM and MSC host facilities. Alternatively, the Steering Committee, at its discretion, could conduct these meeting via telephone. Steering Committee decisions would become effective with a unanimous vote. Each member of the Steering Committee would have one (1) vote.
6.4 In addition to addressing the matters set forth in Sections 3, 5, 6.1, 6.2 and 7.2 (c), or by way of further clarifying such matters, the Steering Committee would consider and reach decisions on the following matters:
(a)Whether to accept, reject or modify R & D plans or Development Programs proposed by the Program Leaders;
(b)Whether to continue or modify ongoing Development Programs;
(c)Approve or reject key milestone events for Development Programs, as established by the Program Leaders, including anticipated deliverables and dates of completion and revise and/or add secondary milestones as necessary;
(d)Whether to procure resources that are needed from time to time in the execution of any Development Program;
(e)Discuss and decide upon commercialization options and strategies for exploiting any technologies, products, systems, materials and the like that result from work performed under a Development Program and provide specific guidance and direction to MPM and MSC for executing any established commercialization strategies; and
(f)Make reasonable determination of Royalty Obligations as contemplated under this Agreement.;
7. Intellectual Property Ownership, Commercial Principles and Licenses.
7.1 Independent Technology. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain for all purposes hereunder the sole and exclusive owner of all right, title and interest in and to its Independent Technology and all associated Intellectual Property Rights. Each Party acknowledges that it acquires no rights under this Agreement to the other Party's Independent Technology or associated Intellectual Property Rights other than the limited licenses expressly granted in this Agreement.
7.2 Ownership of Development Program Technology and Related Intellectual Property Rights. Unless otherwise agreed in writing, and subject to Section 7.1, ownership of Development Program Technology and all Intellectual Property Rights derived therefrom shall be as follows:
(a)MPM. As between the Parties, MPM shall own all Development Program Technology relating to (i) MPM Materials, (ii) all know-how and processes relating to the manufacture of MPM Materials, (iii) all analytical and/or quality control techniques used in the evaluation of MPM Materials, (iv) all uses of any MPM Materials (without use of any MSC Material) in any and all end-use applications, and (v) any and all products, materials, formulations and the like that are made from or include an MPM Material (without the use or inclusion of any MSC Material). MPM shall also own all Intellectual Property Rights derived from any of the foregoing in (i) through (v), developed pursuant to this Agreement as Development Program Technology, regardless of inventorship. All of the foregoing in (i) through (v) shall be referred to as “MPM Work Product.” MSC hereby assigns to MPM the entire right, title and interest in and to the MPM Work Product, including without limit, any Inventions and Intellectual Property Rights derived from the Development Program Technology associated with or applicable to such MPM Work Product.
(b) MSC. As between the Parties, MSC shall own all Development Program Technology relating to (1) MSC Materials, (ii) all know-how and processes relating to the manufacture of MSC Materials, (iii) all analytical and/or quality control techniques used in the evaluation of MSC Materials, (iv) all uses of any MSC Materials (without the use or inclusion of any MPM Material) in any and all end-use applications, and (v) any and all products, materials, formulations and the like that are made from or include an MSC Material (does not include an MPM Material). MSC shall also own all Intellectual Property Rights derived from any of the foregoing in (i) through (v), developed pursuant to this Agreement as Development Program Technology, regardless of inventorship. All of the foregoing in (i) through (v) shall be referred to as “MSC Work Product.” MPM hereby assigns to MSC the entire right, title and interest in and to the MSC Work Product, including without limit, any Inventions and Intellectual Property Rights derived from the Development Program Technology associated with or applicable to such MPM Work Product.
(c) Ownership Requiring A Steering Committee Decision. Subject to Section 7.2(e), the Steering Committee shall decide, on a case-by-case basis, which Party owns, as between the Parties, Development Program Technology relating to: (i) any product, material, composition of matter, system or the like that includes an MPM Material and an MSC Material (“Hybrid Product”), (ii) all know-how, processes, etc., relating to the manufacture of any Hybrid Product, (iii) all analytical and/or quality control techniques used in the evaluation of any Hybrid Product, (iv) any and all end-use applications of any Hybrid Product, provided that such end-use applications have never been commercially exploited by either of the Parties, or have been commercially exploited by both of the Parties, prior to the Effective Date, (v) any and all end-use applications of products, materials, formulations and the like that are made from or include any Hybrid Product, provided that such end-use applications have never been commercially exploited by either of the Parties, or have been commercially exploited by both of the Parties, prior to the Effective Date and (vi) Shared Development Program Technology. All of the foregoing in (i) through (vi) shall be referred to as “Hybrid Work Product.” An owner of any Hybrid Work Product as decided by the Steering Committee shall also own all of the Intellectual Property Rights in the Development Program Technology derived from that Hybrid Work Product and the non-owning Party hereby assigns to the owning Party the entire right, title and interest in and to that Hybrid Work Product, including without limit, any Inventions and Intellectual Property Rights derived from the Development Program Technology associated with or applicable to such Hybrid Work Product.
(d) Joint Ownership As Default Decision. In the event that the Steering Committee is unable to reach a decision regarding the ownership of Development Program Technology and related Intellectual Property Rights resulting from Hybrid Work Product as contemplated in Section 7.2 (c) at the Steering Committee meeting that the particular ownership issue is presented for consideration, or within thirty (30) days thereafter should the Steering Committee decide that it needs more time to reach a definitive decision, then the Parties shall jointly own that Hybrid Work Product and such related Intellectual Property Rights until a definitive decision is reached, provided that, during any period of joint ownership, neither Party will (i) exercise such joint ownership in a way that is inconsistent with the intent and the terms and conditions of this Agreement, (ii) assign or transfer title to any such work product or Intellectual Property Rights without the other Party's express prior written consent, or (iii) license or otherwise provide such Hybrid Work Product or Intellectual Property Rights to any third party, including without limitation any competitor of the other Party or any infringer or potential infringer which the other Party is pursuing or plans to pursue. In the event that a definitive decision is reached with respect to the ownership of the subject Hybrid Work Product and related Intellectual Property Rights derived from Development Program Technology, the owning party will own such Hybrid Work Product and such related Intellectual Property Rights under the terms and conditions of this Agreement. In the event that a definitive decision assigning ownership of any Hybrid Work Product and related Intellectual Property Rights derived from Development Program Technology to one of the Parties is never reached, then the Parties will continue to jointly own such Hybrid Work Product and related Intellectual Property Rights derived from Development Program Technology subject to the terms of this Section 7.2 (d).
(e) Other Ownership Provisions. As between the Parties, the Previously Commercialized Party shall own all Development Program Technology relating to the Prior End-Use Work Product in the end-use application that it has commercialized prior to the Effective Date. An owner of Prior End-Use Work Product shall also own all of the Intellectual Property Rights in the Development Program Technology derived from that Prior End-Use Work Product and the non-owning Party hereby assigns to the owning Party the entire right, title and interest in and to that Prior End-Use Work Product, including without limit, any Inventions and Intellectual Property Rights in the Development Program Technology associated with or applicable to such Prior End-Use Work Product.
7.3 Research Licenses.

(a) Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party and its Affiliates, on behalf of itself and its Affiliates, a non-exclusive, royalty-free, worldwide, revocable, limited license to use, during the term of this Agreement, the Independent Technology of the owner Party, solely to permit the other Party's (by itself and/or through its Affiliates') performance of research and development activities in connection with the execution and implementation of any Development Program under this Agreement and/or to pursue by itself, with no third Person (not including Affiliates) involvement, independent, internal research and development initiatives outside the scope of this Agreement. In the event that a Party's and/or its Affiliates' (“Licensor Party”) Independent Technology is used under the license granted in this Section 7.3 (a) by the other Party and/or its Affiliates (“Licensee Party”) to pursue independent research and development initiatives outside the scope of this Agreement and such initiatives result in the creation or development of any Invention and/or Technology, the Licensee Party hereby grants and agrees to grant to the Licensor Party, a non-exclusive, royalty-free, worldwide license under such Invention and/or Technology, as well as any Intellectual Property Rights derived from such Invention and/or Technology.
(b)    Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party and its Affiliates, on behalf of itself and its Affiliates, a non-exclusive, royalty-free, worldwide, revocable, limited license to use, during the term of this Agreement, the Intellectual Property Rights derived from the Development Program Technology directly related to the MPM Work Product, MSC Work Product, Hybrid Work Product and Prior End-Use Work Product (as the case may be) of the owner Party, solely to permit the other Party's performance (by itself and/or through its Affiliates) of research and development activities in connection with the execution and implementation of any Development Program under this Agreement and/or to pursue by itself, with no third Person (not including Affiliates) involvement, independent, internal research and development initiatives outside the scope of this Agreement. In the event that a Party's and/or its Affiliates' (“Licensor Party”) Independent Technology is used under the license granted in this Section 7.3 (b) by the other Party and/or its Affiliate (“Licensee Party”) to pursue independent research and development initiatives outside the scope of this Agreement and such initiatives result in the creation or development of any Invention and/or Technology, the Licensee Party hereby grants and agrees to grant to the Licensor Party, a non-exclusive, royalty-free, worldwide license under such Invention and/or Technology, as well as any Intellectual Property Rights derived from such Invention and/or Technology
7.4 Commercial Principles.
Each Party agrees to use commercially reasonable efforts to develop, implement and follow collaborative strategies for the commercialization of any MSC Material, MPM Material and/or Hybrid Product. The purpose of the foregoing obligation is to provide each Party with an equitable and balanced opportunity to derive value and monetary return from opportunities that might result from any work or collaboration done under this Agreement. One component of any evaluation of a collaborative commercial strategy will include an analysis of the value proposition associated with the joint pursuit of a commercial opportunity by the Parties. One such consideration is the Royalty Obligations that would be associated with the commercial licenses granted under Sections 7.5 through 7.8, which will be negotiated and agreed to by the respective representatives of the Parties through the Steering Committe in arm's-length good faith negotiations. Each Party acknowledges and agrees that the agreement on the Royalty Obligations is a condition precedent to the effectiveness of the commercial licenses granted under Sections 7.5 through 7.8 and the licensee Party will pay the Royalty Obligations during the term of such licenses. It is expected that the Steering Committee members will play a primary role in fulfilling the obligations under this Section 7.4 on behalf of their respective organizations. If, after using commercially reasonable efforts to satisfy these obligations, the Parties decide that it is not commercially feasible or desirable to pursue a commercial opportunity jointly, each Party shall be permitted to separately pursue the opportunity. For the purpose of clarity, the Parties do not intend for anything contained in this Section 7.4 to create any partnership, agency, joint venture or the like between the Parties. Indeed, the Parties intend, at all times, to maintain their separate legal identities as they work together under this Agreement.
7.5 MPM Licenses To MSC.
(a)Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MSC, MPM agrees to grant and does hereby grant to MSC and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, MPM Work Product to make, have made, use, sell, offer to sell and import MSC Materials and/or Hybrid Products, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.5 (a) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.5. This license does not grant MSC any sublicense rights and does not include any license to MPM's Intellectual Property Rights that relate to MPM's Independent Technology. MPM agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.5 (a) based on a use of MSC's Materials and/or Hybrid Products by a customer who purchases MSC Materials and/or Hybrid Products from MSC.
(b) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MSC, MPM agrees to grant and does hereby grant to MSC and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, Prior End-Use Work Product to use a Hybrid Product, and/or any products, materials, formulations and the like that are made from or include any Hybrid Product, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.5 (b) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license also includes a right for MSC to sublicense the licensed right of use to its customers.
(c) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MSC, MPM agrees to grant and does hereby grant to MSC and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Independent Technology to make, have made, use, sell, offer to sell and import MSC Materials and/or Hybrid Products, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.5 (c) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. MPM agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.5 (c) based on a use of MSC's Materials and/or Hybrid Products by a customer who purchases MSC Materials and/or Hybrid Products from MSC.
7.6 MSC Licenses To MPM.
(a) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MPM, MSC agrees to grant and does hereby grant to MPM and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, MSC Work Product to make, have made, use, sell, offer to sell and import MPM Materials and/or Hybrid Products, provided that this license shall not become effective and MSC shall not actually have any licensed rights under this Section 7.6 (a) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license does not grant MPM any sublicense rights and does not include any license to MSC's Intellectual Property Rights that relate to MSC's Independent Technology. MSC agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.5 (a) based on a use of MPM's Materials and/or Hybrid Products by a customer who purchases MPM Materials and/or Hybrid Products from MPM.
(b) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MPM, MSC agrees to grant and does hereby grant to MPM and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, Prior End-Use Work Product to use a Hybrid Product, and/or any products, materials, formulations and the like that are made from or include any Hybrid Product, provided that this license shall not become effective and MPM shall not actually have any licensed rights under this Section 7.6 (b) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license also includes a right for MPM to sublicense the licensed right of use to its customers.
(c) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by MPM, MSC agrees to grant and does hereby grant to MPM and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Independent Technology to make, have made, use, sell, offer to sell and import MPM Materials and/or Hybrid Products, provided that this license shall not become effective and MPM shall not actually have any licensed rights under this Section 7.5 (c) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. MSC agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.6 (c) based on a use of MPM's Materials and/or Hybrid Products by a customer who purchases MPM Materials and/or Hybrid Products from MPM.
7.7 Cross Licenses
(a) Subject to the terms and conditions of this Agreement, including the payment of applicable Royalty Obligations by the licensee Party under this Section, each Party agrees to grant and does hereby grant to the other

Party and its Affiliates, on behalf of itself and its Affiliates, a nonexclusive, royalty-bearing, worldwide, revocable license under its Intellectual Property Rights derived from, and only from, Hybrid Work Product that it owns under this Agreement to make, have made, use, sell, offer to sell and import Hybrid Products, provided that this license shall not become effective and neither licensee Party shall actually have any licensed rights under this Section 7.7(a) until the applicable Royalty Obligations have been agreed to by the Parties as provided in Section 7.4. This license does not grant either Party any sublicense rights and does not include any license to either Party's Intellectual Property Rights that relate to a granting Party's Independent Technology. Each Party agrees not to enforce any infringement claim of the Intellectual Property Rights licensed under this Section 7.7 (a) based on a use of Hybrid products by a customer who purchases Hybrid Products from the licensee Party.
7.8 Other Additional License. While the Parties have endeavored to include all licensing arrangements in this Agreement that are deemed necessary or desirable to allow each Party to conduct the activities contemplated in this Agreement or as a result of this Agreement, the Parties recognize that there may be a need to subsequently establish other licensing arrangements between the Parties. In the event that a Party decides that it is necessary or desirable to enter into one or more licensing arrangements not included in this Agreement, each Party agrees to enter into good faith negotiations with each other for such licenses. Any additional licenses shall only become effective by way of a written amendment to this Agreement signed by a duly authorized representative of each Party.
7.9 Patent Procurement Procedures.
(a) An owner of the MPM Work Product, MSC Work Product, Hybrid Work Product and Prior End-Use Work Product, as set forth above, shall have the right, in its own discretion, to file patent applications in the United States and in any country of the world outside the United States in its own name. Each Party, at the request of the other Party, shall exercise reasonable efforts to support the filing of patent applications by the other Party in their respective technical fields of ownership. Such efforts shall include support by inventors and execution of all legal documents (applications, assignments and declarations). All costs of preparing, filing and prosecuting patent applications owned by a Party, and of maintaining such Patents, shall be borne by said Party. In the event a Party decides against filing a patent application directed to any Development Program Technology that it owns under this Agreement and, additionally, the owning Party does not wish to maintain such Development Program Technology as a trade secret, the other non-owning Party shall have the right to take ownership of such Development Program Technology for no additional consideration, and agrees that it shall bear all costs associated with the procurement and maintenance of any patents. Analogously, if the owner of a patent directed to Development Program Technology resulting from this Agreement is no longer interested in maintaining such patent, the owner will provide the other Party with reasonable advanced notice of its intent to allow the patent to lapse to give the other Party the opportunity to pay the maintenance fees and assume ownership of the patent in question for no additional consideration. Also, if a Party decides against filing a patent application directed to Development Program Technology in a particular country or countries that are of interest to the other Party, the owning Party will allow the other Party to effectuate the filings in those other countries, at the other Party's expense, and the other Party will assume ownership of that patent application and any patent(s) issuing therefrom without the need to pay any additional consideration. In the event that a transfer by one Party to the other Party occurs under this Section 7.9 (a), the transferor shall retain a royalty-free, worldwide, nonexclusive, irrevocable license under the transferred Development Program Technology and/or Intellectual Property Rights in question.
(b) In those instances where each Party will be filing a patent application that will disclose and/or claim subject matter that is related or similar to the subject matter presented in the other Party's patent application, the Parties agree to file their respective priority patent applications on the same day. In order to facilitate and execute this requirement, the Parties' patent counsel will coordinate and implement the appropriate actions.
(c) The Parties agree that when filing patent applications directed to their respective areas of technical subject matter, they will not claim subject matter owned by the other Party, without receiving the other Party's written consent.
(d) A separate record of conception shall be prepared for each invention relating to Technology conceived under any Development Program. Each conception record shall include a proper description of the conceived invention. The conception record shall also include a description of an operative method of making the invention (where appropriate), as well as a description of the utility of the invention. The conception record, including the foregoing descriptions, shall be read by one having a level of skill in the art in the technical field in question required to understand the substance of such record (“Corroborating Witness”). Finally, the conception record shall be signed and dated by the person(s) who conceived the invention and by the Corroborating Witness. Subject to

Section 8 (where appropriate), a copy of each conception record generated under this Agreement shall be provided to the other Party for review, along with the written reports contemplated in Section 4.2.
(e) The Parties agree and acknowledge that this Agreement is and shall be treated as a “joint research agreement” within the meaning of Title 35 U.S.C. §103(c). The Parties agree to permit one another the right to disclose to the United States Patent and Trademark Office (“USPTO”) and other foreign patent prosecution offices, where appropriate or necessary, the existence and identifying information of patent applications that are filed by the other Party; and the existence of this Agreement.
(f) While either Party may rely upon Title 35 U.S.C. §103(c) to overcome a prior art issue or to overcome a rejection imposed by the USPTO, so that the Party disqualifies the other Party's patent or patent application as prior art, the Parties agree to use reasonable efforts to traverse a rejection by the USPTO without resorting to Title 35 U.S.C. §103(c). Should a Party ultimately elect, at its sole option and discretion, to rely upon Title 35 U.S.C. §103(c), the Parties shall cooperate in obtaining and filing any and all required papers, documents, approvals, consents and/or authorizations and including amending patent applications to identify the Parties as necessary to take advantage of Title 35 U.S.C. §103(c).
(g) The Parties agree that, if a double patenting issue arises in either a reexamination proceeding, an issued patent, or in a patent application that has been filed under this Agreement, the Parties shall use reasonable efforts to address the issue without filing a terminal disclaimer. However, if a Party ultimately determines, at its sole option and discretion, that the best course of action for that Party is to file a terminal disclaimer, the Parties agree to sign, and otherwise cooperate in the execution and filing, of a terminal disclaimer that complies with 37 C.F.R. §1.321, and any other similar USPTO rule or regulation then in effect. The Parties recognize that filing such a terminal disclaimer prohibits the Parties from separately enforcing the U.S. patents that issue from the involved applications or the involved patents (hereinafter collectively “Involved U.S. Patents”). Should issues of enforcement arise with respect to the Involved U.S. Patents, the Parties agree to discuss, in good faith, terms and conditions for jointly enforcing such Involved U.S. Patents.
7.10 Further Acts and Assistance. The Parties agree to perform, during and after the term of this Agreement, all customary acts that are reasonably necessary or desirable to permit and assist the other in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title in the Intellectual Property assigned to the other Party under this Agreement. In the event that it becomes necessary to compensate any employee of MSC or MPM who invented any Invention or Intellectual Property Rights, both MPM and MSC shall be obligated to compensate its own employees and shall have no obligation to compensate any of the other Party's employees.
8. Confidential Information.
8.1 Each Party will maintain in strict confidence all Confidential Information received from the other Party. Each Party agrees that it will not use, disclose to any third Person or grant use of such Confidential Information except to the extent required to achieve the Purpose or as otherwise authorized in advance by the other Party in writing. Each Party agrees to use at least the same standard of care as it uses to protect its own confidential information of a similar nature to ensure that its employees do not disclose or make any unauthorized use of such Confidential Information, but in no case less than a reasonable standard of care. Each Party will disclose the other Party's Confidential Information only to those of such Party's employees, and subject to the other Party's prior written approval, consultants and contractors who need to know such information to assist the Party in achieving the Purpose. Each Party certifies that each such employee, consultant and contractor will have agreed in writing, either as a condition to employment or in order to obtain the other Party's Confidential Information, to be bound by confidentiality terms and conditions substantially similar to those terms and conditions applicable to each Party under this Agreement. Each Party guarantees that any of its employees, consultants, contractors, etc. that receive the other Party's Confidential Information hereunder will abide by the confidentiality and limited use obligations undertaken by a receiving Party under this Agreement. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of such Party's Confidential Information.
8.2 The Parties agree that the existence of this Agreement and its terms will also be considered Confidential Information and agree not to disclose the terms of this Agreement to a third Person without the prior written consent of the other Party, except (i) as required to enforce the terms of this Agreement, (ii) to financial institutions, accountants, advisors and counsel or (iii) as required by statute, regulation or the order of a court of competent jurisdiction. A disclosure of any Confidential Information (i) in response to a valid order by a court or other governmental body or (ii) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that the Party making such disclosure will provide prompt prior written notice thereof to the owner Party to enable the owner Party to seek a protective order or otherwise prevent such disclosure.
8.3 The foregoing obligations of confidentiality in this Section 8 will not apply to the extent that it can be established by the receiving Party by competent proof that such Confidential Information: (i) was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving Party; (ii) became generally available to the public or otherwise part of the public domain after the owner Party disclosed such information to the receiving Party, other than through any act or omission of the receiving Party in breach of this Section 8, or (iii) was independently created or developed by such Party without reference to the Confidential Information of the other Party.
8.4 A Party that receives product or material samples from the other Party shall not reverse engineer or analyze samples for chemical or structural composition without the prior written consent of the disclosing Party. The results of all analyses of samples will be regarded as Confidential Information of the disclosing Party and will be treated by the receiving Party with the same strict confidentiality and restrictions on limited-use and disclosure as the other Confidential Information referred to above. The receiving Party will provide the disclosing Party with a written summary of these analyses.
8.5 Publicity. Except as otherwise expressed in this Agreement, neither Party shall, without the prior written consent of the other, make any news release, public announcement, or other disclosure to any third Person or any public denial or public confirmation of the existence of this Agreement, any disclosure of the Parties' working together or any other fact concerning, arising out of or in connection with this Agreement, the terms or provisions hereof or any subsequent arrangement(s) between the Parties concerning any activities hereunder. Each Party additionally agrees that the name of the other Party, and their respective employees' names, will not be used for purposes of advertising or publicity without the other Party's prior written consent.
8.6 Publications. Each Party additionally agrees that in order to safeguard patent rights, each Party, upon the request of the other, will delay any public disclosure of any Invention generated in the course of a Development Program under this Agreement for a time period of up to three (3) months from the date of disclosure to the other Party in order to permit the filing of patent application(s). Each Party agrees to disclose the filing of any patent application arising from this Agreement to the other, permit the other Party's review thereof, and to cooperate in the filing of any such patent applications desired by the disclosing Party as set forth in Section 7.9 hereof. Should any such patent application of one Party contain any Confidential Information of the other Party, then the Parties will resolve prior to filing whether such information is to be deleted from such application before its filing.
9. Warranties and Liability.
9.1 Except as otherwise expressly provided in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHTS, TECHNOLOGY, DEVELOPMENT PROGRAM WORK PRODUCT, INDEPENDENT TECHNOLOGY, MATERIALS, PRODUCTS AND THE LIKE, OR ANY PORTION OF COMPONENT THEREOF.
9.2 IN NO EVENT SHALL A PARTY BE LIABLE FOR OR OBLIGATED IN ANY MANNER TO PAY ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES TO THE OTHER PARTY OR TO ANY OF ITS AGENTS, EMPLOYEES, CONTRACTORS, REPRESENTATIVES OR AFFILIATES FOR BREACH OF ANY PROVISIONS OF THIS AGREEMENT.

10. Term and Termination.
10.1 Term. Unless earlier terminated pursuant to Section 10.2 or 10.3, this Agreement begins on the Effective Date and shall continue for a period of twenty (20) years, which term may be extended by the Parties upon mutual written agreement.
10.2 Termination for Cause. If either Party materially breaches this Agreement, the non-breaching may terminate this Agreement or, if applicable, a particular Development Program, by written notice; provided, however, that the written notice clearly describes the nature of the alleged breach, the events and circumstances that gave rise to the alleged breach and a clear explanation of whether this Agreement, a particular Development Program or both are being terminated. No termination under this Section 10.2 will be effective until the non-breaching Party provides written notice of such breach to the other Party and such Party fails to cure such breach within thirty (30) days of such notice. Any termination shall become effective at the expiration of such thirty (30) day notice period. Notice of termination for cause will be in writing and sent by certified mail, postage prepaid, return receipt requested. If a particular Development Program is terminated without the termination of the entire Agreement, this Agreement will be terminated only with respect to such Development Program and will remain in effect with respect to the then outstanding Development Programs in accordance with their terms and or any other Development Programs the Parties decide to pursue under this Agreement.
10.3 Termination for Change of Control. If a Party undergoes a Change of Control, unless such event has been consented to in writing by the other Party under Section 12.2, the other Party may terminate this Agreement immediately upon written notice.
10.4 Effect of Termination.
(a) Upon any termination or expiration of this Agreement, all rights and obligations granted to either Party under this Agreement will immediately terminate, except as provided in Section 10.5 and that Sections 8 and 9 will survive in accordance with their terms. Upon any termination or expiration of this Agreement, each Party will cease all use of and return the other Party's property and Confidential Information, except for one archival copy or to the extent such property or Confidential Information is needed to be retained for a Party to exercise any surviving rights provided under Section 10.5.
(b) There may be one or more Development Programs pending at the time when notice of termination of this Agreement is first given. As of the date of receipt of that notice, each Party may decide to discontinue disclosing Confidential Information relating to its Independent Technology to the other Party for the pending Development Programs; however, except in the case of a termination the Development Program in question or the entire Agreement, the Parties agree to work together diligently to bring each pending Development Program to a logical and orderly close. Among other things, the Parties shall meet promptly thereafter in order to (a) prioritize work during the remaining term of each Development Project, and (b) agree upon a reasonable time frame for the Parties to diligently complete such Development Programs on which the Parties are close to completion. The Parties agree that their cooperative efforts from that time forward shall be focused to accomplish the agreed work, even if the work extends for up to one hundred and eighty (180) days beyond the noticed termination date.
10.5 Survival. Nothing herein shall be construed to release any liability or obligation of either Party to the other for acts or omissions prior to the termination or expiration of this Agreement. Without limiting the foregoing:
(a) If a Party receiving commercial licenses under Sections 7.5 through 7.8 (“Licensee Party”) terminates under Section 10.2 for the uncured material breach of a Party granting licenses under those Sections (“Licensor Party), the licenses and rights granted under those Sections will survive any such termination in accordance with their terms, provided that the Licensee Party continues to pay Royalty Obligations for such licenses. Any such licenses and rights shall survive for a period that is co-extensive with the last to expire Intellectual Property Right subject to the license in question.
(b) If Licensor Party terminates under Section 10.2 for Licensee Party's uncured material breach, then:
(i)The commercial licenses granted under Sections 7.5 through 7.8 will terminate and be of no further force and effect except that Licensee Party may continue to exercise such licenses solely as necessary to (A) continue to sell any inventory of products related to such licenses, and to manufacture and sell all products related to such licenses that are then in the process of being manufactured, for a period of no longer than six (6) months after the effective date of termination, and (B) to meet Licensee Party's then-existing (as of the effective date of termination) contractual obligations to third parties, for a period of no longer than [twelve (12)] months after the effective date of termination, subject to payment of applicable Royalty Obligations for such licenses; and
(ii)Upon the end of the applicable period set forth in Section 11.5(b)(i), each sublicense previously granted by Licensee Party or any Affiliate of such Licensee Party under this Agreement shall remain in effect and shall become a direct license of such rights by Licensor Party to such sublicensee, subject to such sublicensee agreeing in writing to assume Licensee Party's terms, conditions and obligations to Licensor Party under this Agreement as they pertain to the sublicensed rights.
(c) Termination or expiration of this Agreement will not relieve either Party from its payment obligations hereunder for any charges, payments or expenses due to the other Party that accrued prior to the termination or expiration date, and such amounts (if not otherwise due on an earlier date or disputed in good faith) shall be immediately due and payable on the termination or expiration date.
11. Miscellaneous.
11.1 Notices. All notices and requests under this Agreement (i) shall be in writing, (ii) may be delivered personally, sent by commercial courier with tracking capabilities - costs prepaid, mailed by certified or registered mail - return receipt requested with postage prepaid, at the option of the sending Party, and (iii) shall be sent to and shall be effective on the date of recorded delivery at the receiving Party's address for notice. The initial address for notice is set forth below. Any subsequent address for notice shall be changed by notice given pursuant to this Section 11.1.
If to MSC:
Chief Technology Officer
Momentive Specialty Chemicals Inc.
180 East Broad Street
Columbus, Ohio 43215

with a simultaneous copy to the General Counsel at the same address.

If to MPM:
Chief Technology Officer
Momentive Performance Materials Inc.
22 Corporate Woods Boulevard
Albany, New York 12211

with a simultaneous copy to the General Counsel at the     same address.

11.2 Assignment. Neither Party shall have the right to assign or transfer this Agreement or any right, obligation of performance, or interest hereunder, whether voluntary or involuntary, without first receiving the other Party's prior written consent. Any attempt at assigning or transferring this Agreement in violation of this Section 1l.2 shall be invalid and void and shall have no effect.
11.3 Waivers. No waiver by a Party of any condition or breach of any provision of this Agreement will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other provision.
11.4 Counterparts. This Agreement may be executed simultaneously in identical counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile transmission of the executed signature page of this Agreement will constitute due and proper execution of this Agreement by the Party executing the signature page.
11.5 Construction. The Section headings are for convenience only and will not be deemed part of this Agreement. The language of this Agreement will be construed according to its fair meaning. Any rule of construction resolving ambiguities against the drafting Party will not apply in the interpretation of this Agreement.

No specific representation, warranty or covenant contained in this Agreement will limit the generality or applicability of a more general representation, warranty or covenant.
11.6 Independent Contractors. Each Party's relationship with the other is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Neither Party will be entitled to any of the benefits that the other may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Neither Party is authorized to make any representation, contract or commitment on behalf of the other.
11.7 Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions; provided, however that if the Parties are unable to so change the provision, then the affected Party may terminate this Agreement upon thirty (30) days notice.
11.8 Governing Law. This Agreement and any dispute under this Agreement will be governed by and construed under the laws of the State of New York without regard to any of its conflict of laws principles.
11.9 Survival. Subject to section 10.5, any provisions of this Agreement shall continue in full force and effect after termination of this Agreement, which are provisions that by their nature or purpose are intended to survive the termination of this Agreement.,
11.10 Entire Understanding. This Agreement and the attached exhibits set forth the entire agreement and understanding of the Parties in respect to the transactions contemplated and supersedes all prior agreements, arrangements, representations, term sheets and understandings relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented only in a writing signed by respective officers of the Parties. This Agreement is not intended to confer upon any person, other than the signing Parties, any rights or remedies.
IN WITNESS WHEREOF, the authorized representatives of the Parties have signed this Agreement.

MPM:	MSC:
MOMENTIVE PERFORMANCE MATERIALS INC.	MOMENTIVE SPECIALTY CHEMICALS INC.
By: Authorized person	By: Authorized person
Print Name:	Print Name:
Title:	Title:
Date: March 17, 2011	Date: March 17, 2011

Exhibit A
(MODEL) DEVELOPMENT PROGRAM FORM

This Development Program Form describes the research program to be conducted by the Parties, and is governed by, is an attachment to and is, upon execution by the Parties, incorporated by reference into the Master Confidentiality and Joint Development Agreement by and between Momentive Specialty Chemicals Inc. (“MSC”) and Momentive Performance Materials Inc. (“MPM”) with an Effective Date of October 1, 2010 (the “Agreement.”) All the terms used in this Development Program Form shall retain the same meaning as defined in the Agreement and such definitions are incorporated herein by reference. In the event of any conflict between the provisions of the Agreement and of this Development Program Form, the terms of the Agreement shall prevail. The terms and conditions of this Development Program Form are applicable solely to the research and development program described herein and in no way affect or alter the terms of any other Development Program Forms incorporated into the Agreement prior to or after the Effective Date of this Development Program Form. This Development Program Form shall be effective as of the date of the last signature below.

1.	Scope:

2.	Date of Program Commencement:

3.	Content and Timeline of Project:

4.	Business Units Involved in Program:

5.	Roles and Responsibilities:

6.	Key Contact Persons:

7.	Protocols for:

A.	Experimental Plans

B.	Data and Information Exchange

C.	Reporting and Periodic Progress Reports
6.    Deliverables:

IN WITNESS WHEREOF, the authorized representatives of the Parties have signed this Agreement.

MPM: By: Print Name: Title: Date:	MSC: By: Print Name: Title: Date: